Exhibit 99.1
ISBA Announces Increase to Share Repurchase Program
Mt. Pleasant, Michigan, December 22, 2017 - Jae A. Evans, President and Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced that the Board of Directors at its December 20, 2017 Board meeting approved a resolution to increase its share repurchase program by an additional 200,000 shares, raising the aggregate authorization under the program to 222,755 shares. The Corporation has repurchased to date 1,419,819 shares under the existing authorization.
The authorization does not have an expiration date. Stock repurchases under the program may be made from time to time, as the Corporation deems appropriate, based on factors such as share price, market conditions, share availability, purchase needs under the Corporation's employee stock purchase and dividend reinvestment plan and other relevant factors. There can be no assurance as to the number of shares the Corporation will purchase, if any, and the program may be modified, renewed, suspended or terminated by the Corporation at any time without prior notice.
Headquartered in Mt. Pleasant, Michigan, Isabella Bank Corporation is the bank holding company for Isabella Bank. Founded in 1903 with a focus on community banking, Isabella Bank operates 29 banking offices and a loan production office in seven counties including Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.
For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward-Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.